                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


       Date of report (Date of earliest event reported): October 31, 1997


                             USA TECHNOLOGIES, INC.
           (Exact Name of Registrant as Specified in its Charter)


      Pennsylvania                     33-70992                    23-269963
   -------------------         ------------------------    ---------------------
    (State or other           (Commission File Number)       (I.R.S. Employer
    jurisdiction of                                          Identification No.)
    incorporation)

               200 Plant Avenue
             Wayne, Pennsylvania                                   19087
  ----------------------------------------                       ----------
  (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (610) 989-0340

Item 5. Other Events.

         On November 20, 1997, the Company's Board of Directors approved a new Employment And Non-Competition Agreement, (the "Employment Agreement") for George R. Jensen, Jr., the President and Chief Executive Officer of the Company. The Employment Agreement replaces the Employment and Non-Competition Agreement between Mr. Jensen and the Company dated as of July 1, 1992, as amended by a First Amendment thereto dated as of April 29, 1996, pursuant to which Mr. Jensen had been employed through June 30, 1998.

         The Employment Agreement provides that Mr. Jensen shall be employed as President and Chief Executive Officer through June 30, 2000 at a base annual salary of $100,000 per year. The Employment Agreement is automatically renewed from year to year thereafter unless canceled by either Mr. Jensen or the Company. The Employment Agreement requires Mr. Jensen to devote his full time and energies to the business of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement and for one year thereafter.

         As part of the Employment Agreement, Mr. Jensen canceled an aggregate of 4,365,000 shares of Common Stock of the Company which had been beneficially owned by him and which had been held in escrow pursuant to the Escrow Agreement dated December 29, 1993 by and between the Company, Mr. Jensen and certain other parties ("Escrow Agreement"). In January 1994, and at the request of the Pennsylvania Securities Commission, Mr. Jensen placed all of the shares of Common Stock beneficially owned by him into escrow as a condition of the Company's initial public offering being declared effective in Pennsylvania. The shares of Common Stock canceled by Mr. Jensen had been subject to cancellation if certain performance goals were not met by the Company on or before June 30, 1998.

         Mr. Jensen is permitted under the Escrow Agreement to cancel (and in the past has canceled) shares of Common Stock prior to June 30, 1998. The 4,365,000 shares of Common Stock which were canceled by Mr. Jensen are now available for issuance by the Company. The remaining 3,180,000 shares of Common Stock which were held in escrow and not subject to cancellation will be released to Mr. Jensen pursuant to the terms of the Escrow Agreement.

         The Employment Agreement also grants to Mr. Jensen in the event a "USA Transaction" (as defined below) occurs after the date thereof that number of shares of Common Stock as shall when issued to him equal five percent of all the then issued and outstanding shares of Common Stock (the "Rights"). At the time of any USA Transaction, all of the shares of Common Stock underlying the Rights are automatically deemed to be issued and outstanding immediately prior to any USA Transaction, and are entitled to be treated as any other issued and outstanding share of Common Stock in connection with such USA Transaction.

         The term USA Transaction is defined in the Agreement as (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of Directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company.

         The Rights are irrevocable and fully vested and will not be affected by the termination of Mr. Jensen's employment with the Company for any reason whatsoever. If a USA Transaction shall occur at a time when there are not a sufficient number of authorized but unissued shares of Common Stock, then the Company shall as a condition of such USA Transaction promptly take any and all appropriate action to make available a sufficient number of shares of Common Stock. In the alternative, the Company may structure the USA Transaction so that Mr. Jensen would receive the same amount and type of consideration in connection with the USA Transaction as any other holder of Common Stock.

Item 9. Sales of Equity Securities Pursuant to Regulation S

         On October 31, 1997, GEM Management Limited, an affiliate of GEM Advisors, Inc., exercised Common Stock Purchase Warrants for 900,000 shares of Common Stock at an exercise price of $.20 per share for an aggregate price of

$180,000. The Common Stock Purchase Warrants were issued by the Company in June 1997 in connection with the sale by the Company of $500,000 of Convertible Securities arranged by GEM Advisors, Inc. The Common Stock Purchase Warrants and the shares of Common Stock underlying the Warrants were issued by the Company pursuant to the exemption from registration set forth in Regulation S promulgated under the Act. There are an aggregate of 1,100,000 Common Stock Purchase Warrants remaining unexercised as of the date hereof which were issued by the Company at the time of the June 1997 Convertible Securities financing. All of such remaining Warrants are exercisable at $.20 per share and expire on June 22, 2002.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                USA TECHNOLOGIES, INC.


                                                By: /s/ George R. Jensen, Jr.
                                                   ----------------------------
                                                        George R. Jensen, Jr.,
                                                        President and Chief
November 26, 1997                                       Executive Officer

                                      EXHIBIT INDEX

Exhibit Number           Description
--------------           -----------

    10.1 Employment And Non-Competition Agreement Dated November 20, 1997 by and between the Company and George R. Jensen, Jr.